Exhibit 99.1

N E W S     R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
H. Andrew DeFerrari, Senior Vice President and CFO
(561) 627-7171

Palm Beach Gardens, Florida	September 29, 2010

DYCOM INDUSTRIES, INC. ANNOUNCES INCREASE IN SHARE REPURCHASE AUTHORIZATION

Palm Beach Gardens, Florida, September 29, 2010 – Dycom Industries, Inc. (NYSE:DY) announced today that its Board of Directors has authorized an additional $20 million to purchase Dycom common stock under the Company’s existing stock repurchase program.  These purchases may be made over the next eighteen (18) months in open market (including through 10b5-1 plans) or private transactions at the discretion of management.  The current share repurchase program was initiated in February 2010 and through September 28, 2010 the Company has used substantially all of the $20 million previously authorized under the program to acquire 2,261,902 shares of common stock.

Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric and gas utilities and others.